Exhibit 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
July 17, 2020

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE SECOND QUARTER OF 2020

Second Quarter 2020 results:

For the quarter ended June 30, 2020, net income for the Company totaled $4,428,000, or $0.49 per share, compared to $4,618,000, or $0.50 per share, earned in the second quarter of 2019. The decrease in earnings is primarily the result of the additional provision for loan losses in 2020.

The Company conducts business in the State of Iowa and Iowa began to place significant restrictions on companies and individuals on March 9, 2020 as a result of the COVID-19 pandemic. The State of Iowa has eased many of the restrictions related to the COVID-19 pandemic. As an organization that focuses on community banking, we are concerned about the health of our customers, employees and local communities and keep that thought at the forefront of our decisions. The Company, as a financial institution, is considered an essential business and therefore continues to operate. The Company’s bank lobbies are generally open to the public, although business is also being transacted through our drive up facilities, online, telephone or by appointment. Some of the other mitigations related to COVID-19 include face coverings, social distancing, frequent hand washing, and protective shields. Although the Company anticipates moving toward normalized operations, changes in restrictions by governmental authorities may change these plans. As the economic slowdown continues to evolve due to COVID-19 restrictions, our customers may experience decreased revenues, which may correlate to an inability to make timely loan payments or maintain payroll. This, in turn, could adversely impact the revenues and earnings of the Company by, among other things, requiring further increases in our allowance for loan losses and increases in the level of charge-offs in our loan portfolio. We would also expect a slowdown in traditional loan demand, although the volume of certain types of government guaranteed loans under the CARES Act currently are approximately $78.3 million as of June 30, 2020.

As previously announced, the Company acquired Iowa State Savings Bank on October 25, 2019 (the “Acquisition”). The acquired assets totaled approximately $215 million. Retention of loan and deposit customers from the Acquisition has been favorable. The impact of the Acquisition on the Company’s quarterly net income was accretive.

The Company announced the closing of two branches of Iowa State Savings Bank located in Diagonal and Corning, Iowa and the closing of one branch of First National Bank located in Murray, Iowa as a result of limited customer activity. We expect to serve these customers at other branches.

Second quarter 2020 loan interest income was $1,762,000 higher than second quarter 2019, primarily due to the Acquisition; deposit interest expense decreased $708,000 during this same time period, primarily due to market rate decreases. Second quarter 2020 net interest income totaled $13,680,000, an increase of $2,750,000, or 25%, compared to the same quarter a year ago. The increase in net interest income was primarily due to the Acquisition. The Company’s net interest margin was 3.10% for the quarter ended June 30, 2020 as compared to 3.20% for the quarter ended June 30, 2019.

A provision for loan losses of $1,566,000 was recognized in the second quarter of 2020 as compared to $68,000 in the second quarter of 2019. Net loan charge offs totaled $471,000 for the quarter ended June 30, 2020 compared to $11,000 for the quarter ended June 30, 2019. The increase in the provision for loan losses was primarily due to the economic slowdown associated with COVID-19 and to a lesser extent the increase in net charge-offs. The economic slowdown associated with COVID-19 will adversely affect our loan portfolios, but will more quickly affect the loans associated with hospitality and entertainment industries. As of June 30, 2020 approximately 8.3% of our loan portfolio is associated with these industries. There have been requests for loan payment modifications across all loan portfolios. These modifications were primarily related to payment deferrals or interest only payments for up to six months. The total loans modified was approximately $122,782,000 as of June 30, 2020. The federal government is providing numerous programs to lessen the effects of COVID-19 on the economy and on our loan portfolio. The severity of the effect of COVID-19 on our operations is difficult to determine at this time. The State of Iowa has been easing restrictions on non-essential businesses. The longer these restrictions are in place the more severe the effects of the economic slowdown will be and the greater the negative consequences for our loan customers which, in turn, could adversely affect the Company’s financial condition, liquidity and results of operations.

Noninterest income for the second quarter of 2020 totaled $2,428,000 as compared to $2,213,000 in the second quarter of 2019, an increase of 10%. The increase in noninterest income was primarily due to gains on sale of loans held for sale from increased refinancing in a low interest rate environment and to a lesser extent the Acquisition.

Noninterest expense for the second quarter of 2020 totaled $9,100,000 compared to $7,218,000 recorded in the second quarter of 2019, an increase of 26%. Most of the increase was related to the Acquisition. Excluding the Acquisition, the increases were related to salaries and employee benefits, data processing and the amortization of the investment in Federal New Market Tax Credit Projects, offset in part by a decrease in the FDIC insurance assessments. Salaries and employee benefits, excluding the Acquisition, increased 6% primarily due to normal increases in salaries, other employee benefits including health insurance costs and additional personnel. Data processing costs, excluding the Acquisition, increased primarily to facilitate remote access for customers and employees. The decrease in FDIC insurance assessments was due to the receipt of a small bank credit as the deposit insurance reserve ratio exceeded 1.35%. The remaining credit was fully utilized in the second quarter. The efficiency ratio was 56.5% for the second quarter of 2020 as compared to 54.9% in the second quarter of 2019.

Income tax expense for the second quarter of 2020 totaled $1,015,000 compared to $1,239,000 recorded in the second quarter of 2019. The effective tax rate was 19% and 21% for the quarters ended June 30, 2020 and 2019, respectively. The lower than expected tax rate in 2020 and 2019 was due primarily to tax-exempt interest income and new market tax credits further lowered the tax rate in 2020.

Six Months 2020 results:

For the six months ended June 30, 2020, net income for the Company totaled $7,982,000 or $0.87 per share, compared to $8,855,000 or $0.96 per share earned in 2019. The decrease in earnings is primarily the result of the additional provision for loan losses in 2020.

For the six months ended June 30, 2020 loan interest income was $3,647,000 higher than the first six months of 2019, primarily due to the Acquisition; deposit interest expense decreased $417,000, primarily due to market interest rate decreases. The net interest income for the six months ended June 30, 2020 totaled $26,726,000, an increase of $4,825,000, or 22%, compared to the same period a year ago. The increase in the net interest income was primarily due to the Acquisition. The Company’s net interest margin was 3.14% for the six months ended June 30, 2020 as compared to 3.22% for the six months ended June 30, 2019.

A provision for loan losses of $3,883,000 was recognized in the six months ended June 30, 2020 as compared to $166,000 for the six months ended June 30, 2019. Net loan charge offs totaled $496,000 for the six months ended June 30, 2020 compared to net loan recoveries of $19,000 for the six months ended June 30, 2019. The increase in the provision for loan losses was primarily due to the economic slowdown associated with COVID-19 and to a lesser extent loan growth and the increase in net charge-offs.

Noninterest income for the six months ended June 30, 2020 totaled $5,059,000 as compared to $4,139,000 for the six months ended June 30, 2019, an increase of 22%. The increase in noninterest income was primarily due to an increase in security gains, gains on sale of loans held for sale due to increased refinancing in a low interest rate environment, and the Acquisition.

Noninterest expense for the six months ended June 30, 2020 totaled $18,150,000 compared to $14,675,000 for the six months ended June 30, 2019, an increase of 24%. Most of the increase was related to the Acquisition. Excluding the Acquisition, the increases were related to salaries and employee benefits, data processing and the amortization of the investment in Federal New Market Tax Credit Projects, offset in part by a decrease in FDIC insurance assessments. Salaries and benefits was the largest component of the increase in noninterest expense which includes increases in normal salaries, other employee benefits including health insurance costs and additional personnel. Data processing costs, excluding the Acquisition, increased primarily to facilitate remote access for customers and employees. The efficiency ratio was 57.1% and 56.4% for the six months ended June 30, 2020 and 2019, respectively.

Income tax expense for the six months ended June 30, 2020 and 2019 totaled $1,771,000 and $2,343,000, respectively. The effective tax rate was 18% and 21% for the six months ended June 30, 2020 and 2019, respectively. The lower than expected tax rate in 2020 and 2019 was due primarily to tax-exempt interest income and new market tax credits further lowered the tax rate in 2020.

Balance Sheet Review:

As of June 30, 2020, total assets were $1,896,972,000, a $428.4 million increase, as compared to June 30, 2019. The increase is primarily due to the Acquisition, Payroll Protection Program loans, organic loan growth and to a lesser extent growth in interest bearing deposits in financial institutions. This growth was funded by the Acquisition and growth in our deposits.

Securities available-for-sale as of June 30, 2020 increased to $513,616,000 from $458,763,000 as of June 30, 2019. The increase in securities available-for-sale is primarily due to the Acquisition.

Net loans as of June 30, 2020 increased 31%, to $1,146,046,000, as compared to $873,639,000 as of June 30, 2019. The increase in loans was primarily due to the Acquisition, commercial real estate loans and government guaranteed loans under the Paycheck Protection Program. Paycheck Protection Program loans totaled $78.3 million as of June 30, 2020. The organic growth of the commercial real estate loans was primarily at the Company’s largest affiliate bank, First National Bank. Impaired loans were $17,901,000 and $5,119,000 as of June 30, 2020 and 2019, respectively. The increase in impaired loans was due primarily to the deterioration of one loan relationship in the hospitality portfolio. Loans classified as watch totaled $176.8 million and $104.6 million as of June 30, 2020 and 2019, respectively. The increase relates mainly to the weakened economy due to the COVID-19 pandemic. The allowance for loan losses on June 30, 2020 totaled $16,004,000, or 1.37% of gross loans, compared to $11,869,000, or 1.34% of gross loans, as of June 30, 2019. The increase in the allowance for loan losses is mainly due to increased risk associated with the loan portfolio due to the economic slowdown associated with COVID-19 and to a lesser extent organic growth in the loan portfolio. The initial recording of the purchased loan portfolios from the Acquisition did not have an allowance for loan losses, as the credit risk was reflected in the fair value of loans on the acquisition date. Also, the Paycheck Protection Program loans are government guaranteed and the impact on the allowance for loan loss was not significant. Additional increases in the allowance for loan losses and charge-offs are anticipated if the effects of the COVID-19 conditions negatively impacts our loan portfolio.

Goodwill totaled $12,424,000 as of June 30, 2020, compared to $9,744,000 as of June 30, 2019. This increase is due to the Acquisition. Goodwill is currently evaluated for impairment quarterly and goodwill has been determined to not be impaired as of June 30, 2020. In the future goodwill may be impaired if the effects of the COVID-19 restrictions negatively impacts our net income and fair value, particularly of our most recent acquisition. An impairment of goodwill would decrease the Company’s earnings during the period in which the impairment is recorded.

Other assets totaled $5,713,000 as of June 30, 2020, compared to $1,631,000 as of June 30, 2019. This increase is primarily due to the investment in New Market Tax Credit Projects.

Deposits totaled $1,643,543,000 on June 30, 2020, compared to $1,244,457,000 recorded as of June 30, 2019. The growth in deposits is primarily due to the Acquisition and to a lesser extent increases in core deposits, including retail and commercial funds.

There was no dividends payable on June 30, 2020. In the past, dividends were declared in one quarter and then paid in the subsequent quarter. For the quarter ended June 30, 2020 the dividend was not declared until July 8, 2020 and will be paid in the third quarter of 2020.

The Company’s stockholders’ equity represented 10.6% of total assets as of June 30, 2020 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $201,150,000 as of June 30, 2020, compared to $183,252,000 as of June 30, 2019. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends and an increase in the market value of the Company’s investment portfolio, offset in part by stock repurchases.  The Company repurchased 65,847 shares in the second quarter and completed the stock repurchase program on April 20, 2020.

Shareholder Information:

	Three Months Ended		Six Months Ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019

Annualized return on assets	0.94%	1.27%	0.88%	1.22%

Annualized return on average equity	9.1%	10.3%	8.3%	10.0%

The Company’s stock, which is listed on the NASDAQ Capital Market under the symbol ATLO, closed at $19.74 on June 30, 2020. During the second quarter of 2020, the price ranged from $17.25 to $23.89.

On July 8, 2020, the Company declared a quarterly cash dividend on common stock, payable on August 14, 2020 to stockholders of record as of July 31, 2020, equal to $0.25 per share. Dividends in the future may be reduced or eliminated if the COVID-19 restrictions have an adverse effect on net income.

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 restrictions on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 restrictions or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(Unaudited)

	June 30,	June 30,
	2020	2019
ASSETS
Cash and due from banks	$32,528,234	$22,615,322
Interest bearing deposits in financial institutions and federal funds sold	145,990,834	67,435,442
Securities available-for-sale	513,615,814	458,763,315
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,154,800	2,655,700
Loans receivable, net	1,146,046,388	873,639,020
Loans held for sale	2,033,360	766,945
Bank premises and equipment, net	17,628,860	15,733,212
Accrued income receivable	10,801,448	8,998,009
Other real estate owned	631,647	217,856
Bank-owned life insurance	2,878,838	2,806,029
Deferred income taxes	-	1,213,746
Other intangible assets, net	3,524,814	2,374,906
Goodwill	12,424,434	9,744,472
Other assets	5,712,963	1,631,159

Total assets	$1,896,972,434	$1,468,595,133

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Demand, noninterest bearing	$332,285,659	$220,241,881
NOW accounts	483,065,694	386,894,248
Savings and money market	553,546,573	413,412,483
Time, $250,000 and over	69,189,546	50,144,650
Other time	205,455,750	173,763,838
Total deposits	1,643,543,222	1,244,457,100

Securities sold under agreements to repurchase	36,892,657	31,693,100
FHLB advances	3,000,000	2,000,000
Dividends payable	-	2,215,709
Deferred income taxes	1,194,894	-
Accrued expenses and other liabilities	11,191,759	4,977,688
Total liabilities	1,695,822,532	1,285,343,597

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,122,747 and 9,232,122 shares as of June 30, 2020 and June 30, 2019, respectively	18,245,494	18,464,244
Additional paid-in capital	17,001,736	19,019,767
Retained earnings	151,910,115	142,312,863
Accumulated other comprehensive income	13,992,557	3,454,662
Total stockholders' equity	201,149,902	183,251,536

Total liabilities and stockholders' equity	$1,896,972,434	$1,468,595,133

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Interest and dividend income:
Loans, including fees	$12,569,869	$10,808,142	$25,156,883	$21,509,571
Securities
Taxable	1,917,332	1,554,713	3,738,572	3,043,565
Tax-exempt	954,525	1,067,955	1,864,422	2,168,529
Other interest and dividend income	195,703	290,465	713,015	528,033

Total interest and dividend income	15,637,429	13,721,275	31,472,892	27,249,698

Interest expense:
Deposits	1,898,046	2,606,384	4,548,412	4,965,216
Other borrowed funds	59,355	184,634	198,527	383,848

Total interest expense	1,957,401	2,791,018	4,746,939	5,349,064

Net interest income	13,680,028	10,930,257	26,725,953	21,900,634

Provision for loan losses	1,566,476	68,320	3,882,631	166,414

Net interest income after provision for loan losses	12,113,552	10,861,937	22,843,322	21,734,220

Noninterest income:
Wealth management income	909,728	1,019,143	1,771,461	1,803,757
Service fees	305,544	387,133	746,237	757,429
Securities gains, net	43,910	1,890	429,925	1,890
Gain on sale of loans held for sale	572,718	224,031	839,458	396,757
Merchant and card fees	410,414	386,384	836,254	747,525
Other noninterest income	185,910	194,358	436,081	431,289

Total noninterest income	2,428,224	2,212,939	5,059,416	4,138,647

Noninterest expense:
Salaries and employee benefits	5,812,449	4,797,497	11,587,645	9,513,325
Data processing	1,336,401	872,064	2,527,453	1,763,445
Occupancy expenses, net	656,752	518,559	1,347,938	1,117,564
FDIC insurance assessments	49,857	91,666	49,857	191,895
Professional fees	397,755	382,983	741,479	771,829
Business development	181,546	248,178	445,689	516,775
Intangible asset amortization	217,223	139,314	434,446	302,978
New market tax credit projects amortization	145,390	-	290,771	-
Other operating expenses, net	302,138	167,717	724,282	496,923

Total noninterest expense	9,099,511	7,217,978	18,149,560	14,674,734

Income before income taxes	5,442,265	5,856,898	9,753,178	11,198,133

Income tax expense	1,014,600	1,239,305	1,771,000	2,343,105

Net income	$4,427,665	$4,617,593	$7,982,178	$8,855,028

Basic and diluted earnings per share	$0.49	$0.50	$0.87	$0.96

Declared dividends per share	$-	$0.24	$0.25	$0.48